Filed pursuant to Rule 424(b)(3)

Registration No. 333-292013

Prospectus Supplement No. 3

(To Prospectus dated August 11, 2026)

94,046,357 Shares of Common Stock

Advasa Holdings, Inc

This prospectus supplement No. 3 amends and supplements the prospectus dated August 11, 2026, as updated and supplemented by prospectus supplement No. 1 dated August 12, 2026 and prospectus supplement No. 2 dated August 25, 2026, filed by Advasa Holdings, Inc. (the “Company,” “we,” “us,” “our,” or “ours”), relating to the resale of up to 94,046,357 shares of our common stock with a par value of $0.00001 per share (the “Common Stock”) by our stockholders identified in the prospectus (the “Registered Stockholders”) in connection with our direct listing (the “Direct Listing”) on the Nasdaq Global Market (“Nasdaq”).

The foregoing prospectus, together with this prospectus supplement are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained in our Periodic Report filed with the Securities and Exchange Commission on September 2, 2026 (the “Periodic Report”). Accordingly, we have attached the Periodic Report to this prospectus supplement.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our Common Stock under the heading “Risk Factors” in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus is September 2, 2026

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 3.

Appendix No.	Description

Appendix 1	Periodic Report on Form 8-K filed with the Securities and Exchange Commission on September 2, 2026.

Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 2, 2026 (August 27, 2026)

ADVASA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-43445	39-3819559
(Commission File Number)	(IRS Employer Identification No.)

1-2-7 Moto-Akasake, Minato-ku, Tokyo, Japan	107-0051
(Address of Principal Executive Offices)	(Zip Code)

+81-3-6868-5538

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.00001	ADBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On August 27, 2026, Katharyn Field, the Chief Financial Officer (principal financial and accounting officer) of Advasa Holdings, Inc. (the “Company”), formally resigned her position as Chief Financial Officer (principal financial and accounting officer) and advised the Company that her resignation was due to personal reasons and not a result of any dispute or disagreement with the Company, its management, or its board of directors.

Appointment of Interim Chief Financial Officer

The Company has commenced a search for a new Chief Financial Officer (principal financial and accounting officer). In the meantime, Mr. Grady Ryther, the Company’s Chief Executive Officer, will serve as the Company’s Interim Chief Financial Officer (principal financial and accounting officer), effective immediately, until a permanent successor is appointed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2026	Advasa Holdings, Inc.

	By:	/s/ Grady Ryther
	Name:	Grady Ryther
	Title:	Chief Executive Officer

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